UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2016

CAPITOL ACQUISITION CORP. III

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37588	47-4510443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 7th Street, N.W. Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-654-7060

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2016, Mark D. Ein, the Chairman of the Board and Chief Executive Officer of Capitol Acquisition Corp. III (the “Company”), and L. Dyson Dryden, the President and Chief Financial Officer of the Company, committed to lend the Company $558,750 and $186,250, respectively, or up to an aggregate of $745,000, if such funds are needed by the Company to consummate an initial merger, share exchange, asset acquisition or other similar business combination with one or more businesses or entities (a “Business Combination”).

On August 8, 2016, Messrs. Ein and Dryden, along with Piyush Sodha, Richard C. Donaldson and Lawrence Calcano (collectively, the “Lenders”), each a director of the Company, agreed to lend the Company an additional $206,250, $68,750, $26,667, $26,667 and $26,667, respectively, or up to an additional aggregate of $355,001, if such funds are needed by the Company to consummate an initial Business Combination.

Any amount loaned by the Lenders to the Company will be evidenced by unsecured promissory notes issued to the Lenders. Each note would be non-interest bearing and would be payable at the consummation by the Company of a Business Combination. As indicated in the Company’s final prospectus, dated October 13, 2015, upon consummation of a Business Combination, the Lenders would have the option to convert up to $1,500,000 of the principal balance of such notes into warrants at a price of $1.00 per warrant. The terms of any such warrants would be identical to the warrants issued by the Company in its initial public offering (“Public Offering”) except that such warrants would be non-redeemable by the Company and would be exercisable for cash or on a “cashless” basis, in each case, so long as such warrants were held by the initial holder or his permitted transferees. If a Business Combination is not consummated, all outstanding amounts under any notes issued to the Lenders would be forgiven except to the extent that the Company had funds available to it outside of its trust account established in connection with the Public Offering.

Item 9.01.	Financial Statement and Exhibits.
(d)	Exhibits:
Exhibit	Description

10.1	Letter agreement dated May 9, 2016

10.2	Form of letter agreement dated August 8, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 9, 2016

CAPITOL ACQUISITION CORP. III

By:	/s/ Mark D. Ein
Name: Mark D. Ein
Title: Chief Executive Officer

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